FOR IMMEDIATE RELEASE	Contact:	Michael Oakes
Chief Financial Officer
(919) 883-4171

JAMES RIVER GROUP SCHEDULES SPECIAL MEETING OF STOCKHOLDERS ON NOVEMBER 6, 2007, TO VOTE ON ACQUISITION BY D. E. SHAW GROUP

CHAPEL HILL, North Carolina - (September 20, 2007) - James River Group, Inc. (NASDAQ: JRVR) today announced that it has scheduled a record date and a special meeting date for its stockholders to consider and vote on a proposal to adopt the previously announced definitive merger agreement under which a Bermuda-based holding company and member of the D. E. Shaw group, a global investment management firm, would acquire the Company for $34.50 per share in cash. The special meeting of stockholders will be held on November 6, 2007. All holders of the Company’s common stock at the close of business on the record date, September 26, 2007, will be eligible to vote at the special meeting of stockholders. The Company will mail its definitive proxy statement to its stockholders on or about October 3, 2007.

James River Group, Inc. is an insurance holding company that primarily owns and manages specialty property/casualty insurance companies with the objective of consistently earning underwriting profits. Each of the Company’s two insurance company subsidiaries is rated “A-” (Excellent) by A.M. Best Company. Founded in September 2002, the Company wrote its first policy in July 2003 and currently underwrites in two specialty areas: excess and surplus lines in 48 states and the District of Columbia; and workers’ compensation, primarily for the residential construction industry in North Carolina and Virginia.
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Additional Information and Where to Find It

In connection with the proposed merger, James River filed a preliminary proxy statement with the Securities and Exchange Commission on August 3, 2007. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by James River Group, Inc. at the Securities and Exchange Commission’s website at http://www.sec.gov. The proxy statement and such other documents may also be obtained free of charge by directing such request to Michael T. Oakes, Chief Financial Officer, James River Group, Inc., 300 Meadowmont Village Circle, Suite 333, Chapel Hill, NC 27517, telephone: (919) 883-4171, or on the Company’s website at www.james-river-group.com.

James River Group, Inc. and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding the interests of such directors and executive officers is included in the Company’s proxy statement for its 2007 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 13, 2007, and information concerning all of the Company’s participants in the solicitation is included in the preliminary proxy statement relating to the proposed merger filed with the Securities and Exchange Commission on August 3, 2007.

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300 Meadowmont Village Circle, Suite 333 · Chapel Hill, North Carolina 27517 · 919.883.4171 · Fax 919.883.4177

www.james-river-group.com